UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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Genta Incorporated

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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GENTA INCORPORATED
200 Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

April 20, 2009

Dear Stockholder:

You are cordially invited to the special meeting of stockholders of Genta Incorporated on Wednesday, May 27, 2009 at 2:30 p.m., local time, at Connell Corporate Park, 300 Connell Drive, Building 300, Day’s Café 2nd Floor, Berkeley Heights, New Jersey 07922.

The accompanying notice of a special meeting of stockholders outlines the matters to be brought before the meeting, and the accompanying proxy statement discusses these matters in greater detail. The notice and the proxy statement have been made a part of this invitation.

Whether or not you plan to attend the meeting, we urge you to complete, date and sign the enclosed proxy card and return it at your earliest convenience. No postage need be affixed if you use the enclosed envelope and it is mailed in the United States. You may also vote electronically via the Internet or by telephone. If you have any questions or need assistance in completing the proxy card, please contact Investor Relations at the telephone number above.

We are mailing this proxy statement and a form of proxy on or about April 27, 2009.

Our Board of Directors and management look forward to seeing you at the meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL STOCKHOLDER MEETING TO BE HELD ON MAY 27, 2009.

In accordance with new rules approved by the Securities and Exchange Commission, we are providing this notice to our stockholders to advise them of the availability on the Internet of our proxy materials related to our special meeting. The new rules allow companies to provide access to proxy materials in one of two ways. Because we have elected to utilize the “full set delivery” option, we are delivering our proxy materials to our stockholders under the “traditional” method, by providing paper copies, as well as providing access to our proxy materials on a publicly accessible Web site.

Our proxy statement and proxy are enclosed along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which is being provided as our Annual Report to Stockholders. These materials are also available on our web site at http://www.genta.com.

Sincerely yours,

/s/ RAYMOND P. WARRELL, JR., M.D.

Raymond P. Warrell, Jr., M.D.
Chairman and Chief Executive Officer

GENTA INCORPORATED
200 Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

Notice of Special Meeting of Stockholders

April 20, 2009

The special meeting of stockholders of Genta Incorporated, a Delaware corporation, will be held on Wednesday, May 27, 2009 at 2:30 p.m., local time, at Connell Corporate Park, 300 Connell Drive, Building 300, Day’s Café 2nd Floor, Berkeley Heights, NJ 07922, for the following purposes:

1.	To authorize our Board of Directors to effect a reverse stock split of our outstanding Common Stock at any exchange ratio up to 1-for-100.
2.	To transact such other business as may properly come before the meeting.

All stockholders are cordially invited to attend the special meeting. Attendance at the special meeting is limited to our stockholders and one guest. Only stockholders of record at the close of business on April 1, 2009, the record date, are entitled to notice of and to vote at the special meeting.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, WE URGE YOU TO VOTE ELECTRONICALLY VIA THE INTERNET. YOU MAY ALSO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT OR VOTE BY TELEPHONE.

By order of the Board of Directors,

/s/ GARY SIEGEL

Gary Siegel
Interim Corporate Secretary

YOU CAN VOTE IN ONE OF THREE WAYS:

(1)	Visit the Web site noted on your proxy card to vote via the Internet,
(2)	Use the toll-free telephone number on your proxy card to vote by phone, or
(3)	Sign, date and return your proxy card in the enclosed envelope to vote by mail.

GENTA INCORPORATED
200 Connell Drive
Berkeley Heights, NJ 07922
908-286-9800

PROXY STATEMENT

This proxy statement contains information related to a special meeting of stockholders of Genta Incorporated, a Delaware corporation, to be held on Wednesday May 27, 2009 at 2:30 p.m., local time, at Connell Corporate Park, 300 Connell Drive, Building 300, Day’s Café 2nd Floor, Berkeley Heights, NJ 07922, and at any postponements or adjournments thereof. This proxy statement and the enclosed proxy card are being mailed to our stockholders on or about April 27, 2009.

In this proxy statement, “Genta”, “Company”, “we”, “us” and “our” refer to Genta Incorporated.

Our proxy statement and proxy are enclosed along with our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended April 1, 2009, which is being provided as our Annual Report to Stockholders.

In order to save costs, and as permitted under applicable laws, rules and regulations, we will only mail one copy of the Annual Report to Stockholders during any fiscal year.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL STOCKHOLDER MEETING TO BE HELD ON MAY 27, 2009.

This proxy statement and accompanying notice, proxy card and Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as amended April 1, 2009, are available on our web site at www.genta.com.

VOTING AT THE SPECIAL MEETING

Revocability of Proxies

You can revoke your proxy at any time before it is exercised by timely delivery of a properly executed, later-dated proxy (including a telephone or internet vote), by delivering a written revocation of your proxy to our Corporate Secretary, or by voting at the meeting. The method by which you vote by proxy will in no way limit your right to vote at the meeting if you decide to attend in person. If your shares are held in the name of a bank or brokerage firm, you must obtain a proxy, executed in your favor, from the bank or broker, to be able to vote at the meeting.

Voting Rights

Only holders of record of our Common Stock at the close of business on the Record Date are entitled to notice of and to vote at the special meeting. Each share of Common Stock is entitled to one vote on all matters to be voted upon at the special meeting. The presence, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted as shares that are present for purposes of determining a quorum. Broker non-votes occur when a nominee holding shares for a beneficial owner does not have discretionary voting power on a matter and has not received instructions from the beneficial owner.

Only stockholders of record at the close of business on April 1, 2009, the record date, are entitled to notice of and to vote at the Special meeting, and at any postponements or adjournments thereof. As of the record date, 1,014,111,706 shares of our Common Stock, par value $.001 per share, were issued and outstanding, 7,700 shares of our convertible Series A Preferred Stock, par value $.001 per share, were outstanding, and $10.6 million of Senior Convertible Promissory Notes were outstanding. Holders of our Common Stock are entitled to one vote per share for each proposal presented at the special meeting. Holders of our Series A Preferred Stock and our Senior Convertible Promissory Notes are not entitled to vote at the special meeting.

How to Vote; How Proxies Work

Our Board of Directors is asking for your proxy. Whether or not you plan to attend the special meeting, we urge you to vote by proxy as you can always change your vote at the special meeting. Please complete the proxy card by voting on the Internet, calling the toll-free telephone number on the proxy card, or complete, date and sign the enclosed proxy card and return it at your earliest convenience. We will bear the costs incidental to the solicitation and obtaining of proxies, including the costs of reimbursing banks, brokers and other nominees for forwarding proxy materials to beneficial owners of our capital stock. Proxies may be solicited by our officers and employees, without extra compensation, by mail, telephone, telefax, personal interviews and other methods of communication. In addition, we have retained Bank of New York Mellon Shareowner Services to act as our proxy solicitor in conjunction with the special meeting. We have agreed to pay that firm $7,500 plus reasonable out of pocket expenses, for proxy solicitation services.

At the special meeting, and at any postponements and adjournments thereof, all shares entitled to vote and represented by properly executed proxies received prior to the special meeting and not revoked will be voted as instructed on those proxies. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR the proposal.

Questions and Answers

Q. What am I voting on?

To authorize our Board of Directors to effect a reverse stock split of our outstanding Common Stock at an exchange ratio up to 1-for-100; however, please note that any ratio set by our Board of Directors that is outside of the 1-for-25 and 1-for-50 range set forth in the Securities Purchase Agreement (as defined below) will require the prior approval of the holders of our 2009 Notes (as defined below). Brokers may vote on this proposal; however, abstentions and broker non-votes will have the effect of a vote “against” this proposal, even if they do not receive instructions from the beneficial owner.

Q. Who is entitled to vote?

Only stockholders of record at the close of business on the Record Date of April 1, 2009 are entitled to vote shares held by such stockholders on that date at the special meeting. Each outstanding share entitles its holder to cast one vote.

Q. How do I vote?

Vote By Internet: Visit the Web site noted on your proxy card to vote via the Internet

Vote By Mail: Sign and date the proxy card you receive and return it in the enclosed stamped, self-addressed envelope.

Vote By Telephone: If you are a stockholder of record (that is, if you hold your stock in your own name), you may vote by telephone by following the instructions on your proxy card. The telephone number is toll-free, so voting by telephone is at no cost to you. If you vote by telephone, you do not need to return your proxy card.

Vote in Person: Sign and date the proxy you receive and return it in person at the special meeting.

If your shares are held in the name of a bank, broker or other holder of record (i.e., in “street name”), you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Telephone and Internet voting will be offered to stockholders owning shares through most banks and brokers.

Q. Can I access the proxy materials electronically?

This proxy statement, the proxy card, and our Annual Report on Form 10-K for the period ended December 31, 2008 are available on our website at www.genta.com.

Q. Can I change my vote or revoke my proxy?

Yes. You may change your vote or revoke your proxy at any time before the proxy is exercised. If you submitted your proxy by mail, you must (a) file with the Corporate Secretary a written notice of revocation or

(b) timely deliver a valid, later-dated proxy. If you submitted your proxy by telephone, you may change your vote or revoke your proxy with a later telephone proxy. Attendance at the special meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Corporate Secretary before the proxy is exercised or you vote by written ballot at the special meeting.

Q. What is the process for admission to the special meeting?

If you are a record owner of your shares (i.e., your shares are held in your name), you must show government issued identification. Your name will be verified against the stockholder list. If you hold your shares through a bank, broker or trustee, you must also bring a copy of your latest bank or broker statement showing your ownership of your shares as of the Record Date.

Q. What constitutes a quorum?

The presence at the special meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the Record Date will constitute a quorum. As of April 1, 2009, there were 1,014,111,706 outstanding shares of Common Stock entitled to vote at the special meeting.

Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present at the special meeting.

Q. What vote is required to approve each item?

The affirmative vote of a majority of our outstanding shares of our Common Stock is required to authorize our Board of Directors to effect a reverse stock split of our outstanding Common Stock at an exchange ratio up to 1-for-100; however, please note that any ratio set by our Board of Directors that is outside of the 1-for-25 and 1-for-50 range set forth in the Securities Purchase Agreement (as defined below) will require the prior approval of the holders of our 2009 Notes (as defined below). Brokers may vote on this proposal; however, abstentions and broker non-votes will have the effect of a vote “against” this proposal, even if they do not receive instructions from the beneficial owner.

Q. What happens if I do not instruct my broker how to vote on the proxy?

If you do not instruct your broker how to vote, your broker will vote your shares for you at his or her discretion on routine matters such as the authorization to our Board of Directors to effect a reverse stock split of our outstanding Common Stock at an exchange ratio up to 1-for-100.

Q. What are the recommendations of the Board of Directors?

The Board of Directors unanimously recommends that the stockholders vote:

•	FOR authorizing our Board of Directors to effect a reverse stock split of our outstanding Common Stock at an exchange ratio up to 1-for-100.

With respect to any other matter that properly comes before the special meeting, the proxies will vote as recommended by our Board of Directors or, if no recommendation is given, in their own discretion.

PROPOSAL ONE

BOARD AUTHORIZATION TO EFFECT REVERSE STOCK SPLIT

Our Board of Directors is proposing that our stockholders approve a proposal to authorize our Board of Directors to effect a reverse stock split of all outstanding shares of our Common Stock, at any ratio at its discretion, from 1-for-2 up to 1-for-100; however, please note that any ratio set by our Board of Directors that is outside of the 1-for-25 and 1-for-50 range set forth in the Securities Purchase Agreement (as defined below) will require the prior approval of the holders of our 2009 Notes (as defined below). If this proposal is approved, our Board of Directors would have the authority to effect a reverse split before our 2010 annual meeting and within 105 days of the date of the Initial Closing (as defined below). Our Board of Directors believes that approval of a proposal providing the Board of Directors with this generalized grant of authority with respect to setting the split ratio, rather than mere approval of an pre-defined reverse stock split, will give the Board of Directors the flexibility to set the ratio in accordance with current market conditions and therefore allow the Board of Directors to act in the best interests of the Company and our stockholders.

If our stockholders grant the Board of Directors the authority to effect a reverse stock split, we would file a Certificate of Amendment to the Company’s Restated Certificate of Incorporation, as amended, with the Delaware Secretary of State to effect the proposed reverse stock split, which is attached to this proxy statement as Annex A, the text of which may be altered for any changes required by the Delaware Secretary of State and changes deemed necessary or advisable by the Board of Directors. Our Board of Directors has approved and declared advisable the proposed Certificate of Amendment. If the proposed reverse stock split is implemented, then the number of issued and outstanding shares of our Common Stock would be reduced.

Purpose of Proposed Reverse Stock Split

According to the terms of our 2009 Notes (as defined below), we must effect a reverse stock split within a certain amount of time following the 2009 Initial Closing (as defined below) or be in default under the terms of the 2009 Notes.

On April 2, 2009, we entered into a securities purchase agreement, or the Securities Purchase Agreement, with certain accredited institutional investors to place up to $12 million of senior secured convertible notes, or the 2009 Notes, and corresponding warrants, or the Warrants, to purchase common stock, or the Financing. The Company closed on approximately $6 million of such Notes and Warrants, referred to herein as the 2009 Initial Closing, on April 2, 2009. The 2009 Notes will bear interest at an annual rate of 8% payable semi-annually in other senior secured convertible promissory notes to the holder, and will be convertible into shares of the Company’s common stock at a conversion rate of 500,000 shares of common stock for every $1,000.00 of principal amount outstanding. In addition, the 2009 Notes include certain events of default, including a requirement that the Company effect a reverse stock split of the Company’s Common Stock within 105 days of the 2009 Initial Closing. As a result, the Board of Directors is now seeking stockholder authorization to effect the reverse stock split.

In addition, the Board of Directors is also proposing the reverse stock split in order to attempt to reduce the number of issued and outstanding shares and to increase the per share trading value of our Common Stock. Our Board of Directors believes that the reverse stock split would be beneficial in this regard because it would increase the price of our Common Stock and decrease the number of issued and outstanding shares of our Common Stock.

An increase in the per share trading value of our Common Stock would be beneficial because it would:

•	improve the perception of our Common Stock as an investment security;
•	reset our stock price to more normalized trading levels in the face of potentially extended market dislocation;
•	appeal to a broader range of investors to generate greater investor interest in us; and
•	reduce stockholder transaction costs because investors would pay lower commission to trade a fixed dollar amount of our stock if our stock price were higher than they would if our stock price were lower.

A decrease in the number of issued and outstanding shares of our Common Stock would be beneficial for the Company because by doing so, we will have more shares available for future issuance. Specifically, as we are required to reserve for future issuance any shares underlying its convertible notes, effecting a reverse stock split will reduce the number of issued and outstanding shares, thereby increasing the number of shares available for future issuance upon conversion of the convertible notes (as further discussed below).

You should consider that, although our Board of Directors believes that a reverse stock split will in fact increase the price of our Common Stock, in many cases, because of variables outside of a company’s control (such as market volatility, investor response to the news of a proposed reverse stock split and the general economic environment), the market price of a company's shares of common stock may in fact decline in value after a reverse stock split. You should also keep in mind that the implementation of a reverse stock split does not have an effect on the actual or intrinsic value of our business or a stockholder's proportional ownership in our Company. However, should the overall value of our Common Stock decline after the proposed reverse stock split, then the actual or intrinsic value of the shares of our Common Stock held by you will also proportionately decrease as a result of the overall decline in value.

Potential Effects of the Proposed Reverse Stock Split

The immediate effect of a reverse stock split would be to reduce the number of shares of our Common Stock outstanding and to increase the trading price of our Common Stock. Notwithstanding the decrease in the number of outstanding shares following the proposed reverse stock split, our Board of Directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

However, we cannot predict the effect of any reverse stock split upon the market price of our Common Stock over an extended period, and in many cases, the market value of a company’s Common Stock following a reverse split declines. We cannot assure you that the trading price of our Common Stock after the reverse stock split will rise in inverse proportion to the reduction in the number of shares of our Common Stock outstanding as a result of the reverse stock split. Also, we cannot assure you that a reverse stock split would lead to a sustained increase in the trading price of our Common Stock. The trading price of our Common Stock may change due to a variety of other factors, including our operating results and other factors related to our business and general market conditions.

Examples of Potential Reverse Stock Split at Various Ratios.  The table below provides examples of reverse splits at various ratios up to 1-for-100:

Shares Outstanding at April 2, 2009	Reverse Split Ratio	Shares Outstanding After Reverse Split	Reduction in Shares Outstanding
1,014,111,706	1-for-2	507,053,853	50%
1,014,111,706	1-for-5	202,822,341	80%
1,014,111,706	1-for-10	101,411,170	90%
1,014,111,706	1-for-25	40,564,468	96%
1,014,111,706	1-for-50	20,282,234	98%
1,014,111,706	1-for-100	10,141,117	99%

The resulting decrease in the number of shares of our Common Stock outstanding could potentially adversely affect the liquidity of our Common Stock, especially in the case of larger block trades.

Effects on Ownership by Individual Stockholders.  If we implement a reverse stock split, the number of shares of our Common Stock held by each stockholder would be reduced by multiplying the number of shares held immediately before the reverse split by the appropriate ratio and then rounding down to the nearest whole share. We would pay cash to each stockholder in lieu of any fractional interest in a share to which each stockholder would otherwise be entitled as a result of the reverse split, as described in further detail below. The reverse stock split would not affect any stockholder's percentage ownership interest in our Company or proportionate voting power, except to the extent that interests in fractional shares would be paid in cash.

Effect on Options, Warrants, Series A Convertible Preferred Stock, $20 Million Senior Convertible Promissory Notes.  In addition, we would adjust all outstanding shares of any options, warrants, preferred stock and convertible notes entitling the holders to purchase shares of our Common Stock as a result of the reverse stock split, as required by the terms of these securities. In particular, we would reduce the conversion ratio for each instrument, and would increase the exercise price in accordance with the terms of each instrument and based on the 1-for-2, up to 1-for-100 exchange ratio of the reverse stock split (i.e., the number of shares issuable under such securities would decrease by 50%, up to 99%, respectively, and the exercise price per share would be multiplied by 2, up to 100, respectively). However, please note that any exchange ratio set by our Board of Directors that is outside of the 1-for-25 and 1-for-50 range set forth in the Securities Purchase Agreement will require the prior approval of the holders of our 2009 Notes. Also, we would reduce the number of shares reserved for issuance under our existing stock option plans proportionately based on the exchange ratio of the reverse stock split. A reverse stock split would not otherwise affect any of the rights currently accruing to holders of our Common Stock, options or warrants exercisable for our Common Stock.

Other Effects on Outstanding Shares.  If we implement a reverse stock split, the rights pertaining to the outstanding shares of our Common Stock would be unchanged after the reverse stock split. Each share of our Common Stock issued following the reverse stock split would be fully paid and nonassessable.

The reverse stock split would result in some stockholders owning “odd-lots”of less than 100 shares of our Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally higher than the costs of transactions in “round-lots” of even multiples of 100 shares.

Our Common Stock is currently registered under Section 12(b) of the Securities Exchange Act of 1934. As a result, we are subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split would not affect the registration of our Common Stock under the Securities Exchange Act.

Authorized Shares of Stock

The reverse stock split would affect all issued and outstanding shares of Common Stock and outstanding rights to acquire Common Stock. We will not change the number of shares of Common Stock currently authorized. However, upon the effectiveness of the reverse stock split, the number of authorized shares of Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of Common Stock issued and outstanding as a result of the reverse stock split. As of April 1, 2009, we had (i) 6,000,000,000 shares of authorized Common Stock, of which 1,014,111,706 shares of Common Stock were issued and outstanding, and (ii) 7,700 shares of our Series A Convertible Preferred Stock par value $.001 per share, and (iii) approximately $10.6 million Senior Convertible Promissory Notes convertible into shares of Common Stock at a conversion rate of 500,000 shares of Common Stock for every $1,000.00 of principal and (iv) 2,000,000 shares of authorized Series G Participating Cumulative Preferred Stock, of which no shares were issued and outstanding. Authorized but unissued shares will be available for issuance, and we may issue such shares in the future. If we issue additional shares, the ownership interest of holders of Common Stock will be diluted.

We will reserve for issuance any authorized but unissued shares of Common Stock that would be made available as a result of the proposed reverse stock split.

On June 5, 2008, we entered into a securities purchase agreement, or the 2008 Securities Purchase Agreement, with certain institutional and accredited investors to place up to $40 million of senior secured convertible notes, or the 2008 Notes, with such investors. On June 9, 2008, the Company placed $20 million of such 2008 Notes, referred to herein as the Initial Closing. The 2008 Notes bear interest at an annual rate of 15% payable at quarterly intervals in stock or cash at the Company’s option, and are presently convertible into shares of the Company’s Common Stock at a conversion rate of 500,000 shares of Common Stock for every $1,000.00 of principal amount outstanding. The 2008 Notes include certain events of default, including a requirement that the Company obtain stockholder approval within a specified period of time to amend its certificate of incorporation to authorize additional shares of common stock.

There are currently not enough shares of Common Stock authorized under our certificate of incorporation to cover the shares underlying the 2009 Notes and Warrants and the 2008 Notes, and therefore any authorized but unissued shares of Common Stock that would be made available as a result of the proposed reverse stock split will be reserved for issuance upon conversion of the 2009 Notes and 2008 Notes and exercise of the

Warrants. We do not have any plans, arrangements or understandings for the remaining portion of the authorized but unissued shares that will be available following the reverse stock split that will not be reserved for conversion of the 2009 Notes and 2008 Notes or exercise of the Warrants.

Effect of an Event of Default and Noteholder Remedies under the 2009 Notes

If the Company does not effect a reverse stock split of the Company’s Common Stock within 105 days of the 2009 Initial Closing, the Company will be in default under the terms of the 2009 Notes. If an event of default occurs under the terms of the 2009 Notes, the holders of the 2009 Notes may at any time at their option declare the entire unpaid principal balance of such 2009 Note, together with all accrued interest thereon, due and payable, and such 2009 Note shall be accelerated; provided, however, that upon the occurrence of an event of default, the holder may (a) demand the redemption of such 2009 Note pursuant to Section 3.6(a) of such 2009 Note (as described below), (b) demand that the principal amount of the 2009 Note then outstanding and all accrued and unpaid interest thereon be converted into shares of common stock at the conversion price per share on the trading day immediately preceding the date the holder demands conversion, or (c) exercise or otherwise enforce any one or more of the holder’s rights, powers, privileges, remedies and interests under the transactions documents or applicable law.

Section 3.6(a) of the 2009 Notes provides for prepayment of the 2009 Notes in connection with an event of default. The holder may require the Company to prepay all or a portion of a 2009 Note in cash at a price equal to the sum of (i) the greater of (A) one hundred percent (100%) of the aggregate principal amount of such 2009 Note plus all accrued and unpaid interest and (B) the aggregate principal amount of such 2009 Note plus all accrued but unpaid interest hereon, divided by the conversion price on (x) the date the Prepayment Price (as defined below) is demanded or otherwise due or (y) the date the Prepayment Price is paid in full, whichever is less, multiplied by the Daily VWAP (as defined in the 2009 Note) on (x) the date the Prepayment Price is demanded or otherwise due, and (y) the date the Prepayment Price is paid in full, whichever is greater, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such Note and the other transaction documents, referred to as the Prepayment Price.

Procedure for Effecting the Proposed Stock Split and Exchange of Stock Certificates

If stockholders approve the proposal, we will file with the Delaware Secretary of State a Certificate of Amendment to our Restated Certificate of Incorporation, as amended. The reverse stock split will become effective at the time and on the date of filing of, or at such later time as is specified in, the Certificate of Amendment, which we refer to as the “effective time” and “effective date,” respectively. Beginning at the effective time, each certificate representing shares of Common Stock will be deemed for all corporate purposes to evidence ownership of the number of whole shares into which the shares previously represented by the certificate were combined pursuant to the reverse stock split.

Upon a reverse stock split, we intend to treat stockholders holding our Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered stockholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the reverse stock split for their beneficial holders holding our Common Stock in “street name.” However, these banks, brokers or other nominees may have different procedures than registered stockholders for processing the reverse stock split. If you hold your shares with a bank, broker or other nominee and if you have any questions in this regard, we encourage you to contact your nominee.

Following any reverse stock split, stockholders holding physical certificates must exchange those certificates for new certificates and a cash payment in lieu of any fractional shares.

Our transfer agent will advise registered stockholders of the procedures to be followed to exchange certificates in a letter of transmittal to be sent to stockholders. No new certificates will be issued to a stockholder until the stockholder has surrendered the stockholder’s outstanding certificate(s), together with the properly completed and executed letter of transmittal, to the transfer agent. Any old shares submitted for transfer, whether pursuant to a sale, other disposition or otherwise, will automatically be exchanged for new shares. Stockholders should not destroy any stock certificate(s) and should not submit any certificate(s) until requested to do so.

Fractional Shares

We would not issue fractional shares in connection with the reverse stock split. Instead, any fractional share resulting from the reverse stock split because the stockholder owns a number of shares not evenly divisible by the exchange ratio would instead receive cash upon surrender to the exchange agent of the certificates and a properly completed and executed letter of transmittal. The cash amount to be paid to each stockholder would be equal to the resulting fractional interest in one share of our Common Stock to which the stockholder would otherwise be entitled, multiplied by the closing trading price of our Common Stock on the trading day immediately preceding the effective date of the reverse stock split. We do not anticipate that the aggregate cash amount paid by the Company for fractional interests will be material to the Company.

No Appraisal Rights

No appraisal rights are available under the Delaware General Corporation Law or under our Restated Certificate of Incorporation, as amended, or bylaws with respect to the reverse stock split. There may exist other rights or actions under state law for stockholders who are aggrieved by reverse stock splits generally.

Accounting Consequences

The par value of our Common Stock would remain unchanged at $0.001 per share after the reverse stock split. Also, our capital account would remain unchanged, and we do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material U.S. federal income tax consequences of the reverse stock split to holders of our shares. This summary is based on the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder, and administrative rulings and court decisions in effect as of the date of this document, all of which may be subject to change, possibly with retroactive effect. This summary only addresses holders who hold their shares as capital assets within the meaning of the Code and does not address all aspects of U.S. federal income taxation that may be relevant to holders subject to special tax treatment, such as financial institutions, dealers in securities, insurance companies, foreign persons and tax-exempt entities. In addition, this summary does not consider the effects of any applicable state, local, foreign or other tax laws.

We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, or an opinion from counsel with respect to the U.S. federal income tax consequences discussed below. There can be no assurance that the tax consequences discussed below would be accepted by the IRS or a court. The tax treatment of the reverse stock split to holders may vary depending upon a holder’s particular facts and circumstances.

We urge holders to consult with their own tax advisors as to any U.S. federal, state, local or foreign tax consequences applicable to them that could result from the reverse stock split.

Except as described below with respect to cash received in lieu of fractional shares, the receipt of Common Stock in the reverse stock split should not result in any taxable gain or loss to a holder for U.S. federal income tax purposes. The aggregate tax basis of the Common Stock received by a holder as a result of the reverse stock split (including the basis of any fractional share to which a holder is entitled) will be equal to the aggregate basis of the existing Common Stock exchanged for such stock. A holder’s holding period for the Common Stock received in the reverse stock split will include the holding period of the Common Stock exchanged therefor.

A holder who receives cash in lieu of a fractional share of Common Stock will be treated as first receiving such fractional share and then receiving cash in redemption of such fractional share. A holder generally will recognize capital gain or loss on such deemed redemption in an amount equal to the difference between the amount of cash received and the adjusted basis of such fractional share.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that you vote “FOR” the approval of the proposal to authorize our Board of Directors to effect a reverse stock split.

OTHER MATTERS

The Board of Directors does not know of any other matter that may be brought before the special meeting. However, if any such other matters are properly brought before the meeting, the proxies may use their own judgment to determine how to vote your shares.

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

The following table sets forth, as of April 1, 2009, certain information with respect to the beneficial ownership of our Common Stock (the only voting class outstanding), (i) by each director, (ii) by each of the named executive officers and (iii) by all officers and directors as a group.

	Amount and Nature of Beneficial Ownership
Name and Address(1)	Number of Shares(2)		Percent of Class
Raymond P. Warrell, Jr., M.D.	53,084,022	(3)	4.999%
Loretta M. Itri, M.D.	30,597,781	(4)	2.9%
Richard J. Moran(5)	21,749	(6)	*
Gary Siegel	25,639	(7)	*
W. Lloyd Sanders	35,058	(8)	*
Martin J. Driscoll	20,664	(9)	*
Christopher P. Parios	13,999	(10)	*
Daniel D. Von Hoff, M.D.	37,775	(11)	*
Douglas G. Watson	42,329	(12)	*
All Directors and Executive Officers as a group	83,473,248	(13)	7.6%

*	Less than one percent (1%).
(1)	The address of each named holder is in care of Genta Incorporated, 200 Connell Drive, Berkeley Heights, NJ 07922.
(2)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options exercisable within 60 days of April 1, 2009 or issuable on conversion of Senior Secured Convertible Promissory Notes due June 9, 2010 are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the person named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.
(3)	Consists of 137,988 shares of Common Stock held in Dr. Warrell’s IRA, 405,768 shares of Common Stock, held in a joint account with Dr. Warrell’s wife, Dr. Itri and 1,101,169 shares of Common Stock issuable upon exercise of currently exercisable stock options. Also includes 43,185,200 shares of Common Stock issuable upon the conversion of Senior Secured Convertible Promissory Notes due June 9, 2010. Dr. Warrell indirectly owns 69,560 shares held in Dr. Itri’s IRA, of which Dr. Warrell is the beneficiary.
(4)	Consists of 16,666 shares of Common Stock, 405,768 shares of Common Stock held in a joint account with Dr. Warrell, 69,560 shares held in Dr. Itri’s IRA, and 105,787 shares of Common Stock issuable upon exercise of currently exercisable stock options. Also includes 30,000,000 shares of Common Stock issuable upon the conversion of Senior Secured Convertible Promissory Notes due June 9, 2010. Dr. Itri indirectly owns 137,988 shares of Common Stock held in Dr. Warrell’s IRA, of which Dr. Itri is the beneficiary. Excludes 91,615 shares of Common Stock, beneficially owned by Dr. Itri’s husband, Dr. Warrell. Dr. Itri disclaims beneficial ownership of such shares.
(5)	Mr. Moran retired from Genta effective February 29, 2008.
(6)	Consists of 21,666 shares of Common Stock and 83 shares of Common Stock owned by Mr. Moran’s wife.
(7)	Consists of 12,598 shares of Common Stock and 13,041 shares of Common Stock issuable upon the exercise of currently exercisable stock options.

(8)	Consists of 25,475 shares of Common Stock and 9,583 shares of Common Stock issuable upon exercise of currently exercisable stock options.
(9)	Consists of 2,500 shares of Common Stock and 18,164 shares of Common Stock issuable upon the exercise of currently exercisable stock options.
(10)	Consists of 13,999 shares of Common Stock issuable upon the exercise of currently exercisable options.
(11)	Consists of 37,775 shares of Common Stock issuable upon the exercise of currently exercisable options.
(12)	Consists of 10,000 shares of shares of Common Stock and 32,339 shares of Common Stock issuable upon the exercise of currently exercisable stock options.
(13)	Consists of 702,304 shares of Common Stock and 1,331,847 shares of Common Stock issuable upon the exercise of currently exercisable stock options. Also includes 73,161,405 shares of Common Stock issuable upon the conversion of Senior Secured Convertible Promissory Notes due June 9, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Although each of the Investors in the convertible note transaction may elect to convert their notes into shares of our common stock, no holder is deemed to be a beneficial holder of 5.00% or greater of our common stock due to the existence of a provision in the convertible notes restricting each noteholder from beneficially owning greater than 4.999% of our common stock.

HOUSEHOLDING

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of our proxy statement or annual report on Form 10-K, as amended, may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or phone number: 200 Connell Drive, Berkeley Heights, NJ 07922, (908) 286-9800. If you want to receive separate copies of the annual report on Form 10-K, as amended, and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holders, or you may contact us at the above address and phone number.

DEADLINE FOR STOCKHOLDER PROPOSALS

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2009 annual meeting of stockholders is April 30, 2009.

Proposals of stockholders intended to be presented at the Company’s 2009 annual meeting of stockholders called for a date within thirty days of October 6, 2009 and not included in our proxy materials must comply with the advance notice provision in Section 3 of Article I of our by-laws. For notice to be timely, it shall be delivered not later than the close of business on the 90th calendar day nor earlier than the close of business on the 120th calendar day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 calendar days before or more than 60 calendar days after such anniversary date, notice by the stockholder to be timely must be delivered not earlier than the close of business on the 120th calendar day prior to such annual meeting and not later than the close of business on the later of the 90th calendar day prior to such annual meeting or the tenth calendar day following the calendar day on which public announcement of the date of such meeting is first made by the Corporation.

All stockholder proposals should be directed to our Corporate Secretary at our address listed on the top of page one of this proxy statement.

INCORPORATION BY REFERENCE

The following sections of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008, as filed on February 13, 2009, and as amended on April 1, 2009 (File No 000-19635), which is enclosed with this proxy statement, are incorporated by reference into this proxy statement:

•	Financial Statements and Supplementary Data (Part II, Item 8);
•	Management’s Discussion and Analysis of Financial Condition and Results of Operations (Part II, Item 7); and
•	Qualitative and Quantitative Disclosures About Market Risk (Part II, Item 7A).

A representative of Amper, Politziner & Mattia, LLC is expected to attend the special meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

By order of the Board of Directors,

/s/ RAYMOND P. WARRELL, JR., M.D.

Raymond P. Warrell, Jr., M.D.
Chairman and Chief Executive Officer

Dated: April 20, 2009

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
GENTA INCORPORATED

Pursuant to Section 242 of the
General Corporation Law of the State of Delaware

Genta Incorporated (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1. The Restated Certificate of Incorporation of the Corporation, filed on August 8, 1994, is hereby amended by adding at the end of the first paragraph of Article IV(A) the following new paragraphs:

“Effective as of the close of business on the day that the Certificate of Amendment which contains this provision is filed with the Office of the Secretary of State of the State of Delaware (the “Effective Time”), each [__] shares of Common Stock issued and outstanding at such time (“Existing Common Stock”) shall be and hereby are automatically reclassified and changed into one share of Common Stock (“New Common Stock”), provided that no fractional shares of New Common Stock shall be issued, and in lieu of a fractional share of New Common Stock to which any holder is entitled, such holder shall receive a cash payment in an amount to be determined by multiplying the fractional share by the fair market value of a share of New Common Stock at the Effective Time (the “Reverse Split”). Shares of Common Stock that were outstanding prior to the Effective Time, and that are not outstanding after and as a result of the Reverse Split, shall resume the status of authorized but unissued shares of Common Stock.

From and after the Effective Time, the term “New Common Stock” as used in this Article IV shall mean Common Stock as provided in this Restated Certificate of Incorporation. The par value of the New Common Stock shall be $0.001 per share.”

2. The foregoing Certificate of Amendment has been duly adopted by the Corporation’s Board of Directors and stockholders in accordance with the provisions of the Corporation’s Restated Certificate of Incorporation and the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, said Corporation has caused this Certificate of Amendment to be signed by Raymond P. Warrell, Jr., M.D., its Chief Executive Officer, this ____ day of _______, _____.

GENTA INCORPORATED

By:
Name:	Raymond P. Warrell, Jr., M.D.
Title:	Chief Executive Officer

GENTA INCORPORATED

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 27, 2009

The undersigned stockholder of Genta Incorporated (the "Company") acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement, each dated April 20, 2009, and the undersigned revokes all prior proxies and appoints Raymond P. Warrell, Jr., M.D. and Gary Siegel, and each of them, as proxies for the undersigned, each with full power of substitution, to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Company's Special Meeting of Stockholders to be held at Connell Corporation Park, 300 Connell Drive, Building 300, Day's Cafe 2nd Floor, Berkeley Heights, New Jersey, 07922, at 2:30 p.m., local time, on May 27, 2009 and at any postponement or adjournment thereof, and the undersigned authorizes and instructs said proxies or their substitutes to vote as follows:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED "FOR" PROPOSAL 1, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PROXIES, FOR OR AGAINST ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING AND ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Receipt of the Notice of Special Meeting, the Proxy Statement and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 accompanying the same is hereby acknowledged.

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be dated and signed on the other side.)

Address Change/Comments
(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

▲ FOLD AND DETACH HERE ▲

You can now access your BNY Mellon Shareowner Services *account online.*

Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD).

The transfer agent for Genta Incorporated, now makes it easy and convenient to get current information on your shareholder account.

- View account status
- View certificate history
- View book-entry information
- View payment history for dividends
- Make address changes
- Obtain a duplicate 1099 tax form
- Establish/change your PIN

Visit us on the web at http://www.bnymellon.com/shareowner/isd
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

*******TRY IT OUT*******

www.bnymellon.com/shareowner/isd
Investor ServiceDirect®
Available 24 hours per day, 7 days per week

Choose **MLink℠** for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to **Investor ServiceDirect®** at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

48587

Please mark your votes as indicated in this example ☒

The Board of Directors recommends a vote "FOR" Proposal 1.

	FOR	AGAINST	ABSTAIN
1. To authorize our Board of Directors, in its discretion, to effect a reverse stock split of our outstanding Common Stock at any exchange ratio from 1-for-2 up to 1-for-100.	☐	☐	☐

Mark Here for Address Change or Comments **SEE REVERSE** ☐

Signature ____________________ **Signature** ____________________ **Date** __________

Please sign exactly as your name(s) appears on your stock certificate. If signing as attorney, executor, administrator, trustee or guardian, please indicate the capacity in which signing. When signing as joint tenants, all parties to the joint tenancy must sign. When the proxy is given by a corporation, it should be signed by an authorized officer.

▲ FOLD AND DETACH HERE ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Genta, Inc.

You can view this Proxy Statement and the 2008 Annual Report on Form 10-K on the Internet at www.genta.com

INTERNET
http://www.proxyvoting.com/gnta
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE
1-866-540-5760
Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

48587